EXHIBIT 99.1

News Release
CONTACT:
Michael Perlman
Assistant Treasurer
KLX Inc.
(561) 383-5100

KLX INC. REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR ENDED JANUARY 31, 2017; INCREASES 2017 GUIDANCE

WELLINGTON, FL, March 7, 2017 — KLX Inc. (the “Company”) (NASDAQ: KLXI), a leading distributor and value added service provider of aerospace fasteners and consumables, and a provider of services and products to the oil and gas exploration and production industry, today reported its fourth fiscal quarter and full fiscal year ended January 31, 2017 financial results.

On a GAAP basis, for the three month period ended January 31, 2017, revenues of $382.0 million increased $23.8 million or 6.6 percent, operating earnings of $36.5 million increased $34.3 million, net earnings of $19.0 million and net earnings per diluted share of $0.36 increased $29.3 million and $0.56 per diluted share, respectively, as compared to the three month period ended January 31, 2016.

FOURTH QUARTER HIGHLIGHTS

•                  Consolidated revenues increased 6.6 percent to $382.0 million, driven by a 10.6 percent revenue increase in its Aerospace Solutions Group segment (“ASG”)

•                  Consolidated operating earnings of $36.5 million increased $34.3 million

•                  Adjusted Net Earnings and Adjusted Net Earnings per diluted share (as defined below) were $27.6 million and $0.53 per diluted share, representing increases of $32.2 million and $0.62 per share, respectively

•                  Announced new fourth quarter ASG business awards initially valued at approximately $300 million

•                  Repurchased approximately $30 million of its common shares during the quarter

Amin J. Khoury, KLX’s Chairman and Chief Executive Officer, stated, “We are pleased to report our fourth quarter results and the progress we continue to make in each of our businesses. As we announced in January, ASG won new programs, which together with other awards won earlier in the year are valued at approximately $500 million, all of which represent significant market share gains. These recently won programs are expected to support ASG’s growth trajectory beginning, particularly, in the second half of 2017.”

Mr. Khoury continued, “During the fourth quarter, our Energy Services Group segment (“ESG”) generated revenues of approximately $44 million, down approximately 16.3 percent versus the same period in the prior year, but up nearly nine percent sequentially.  ESG’s fourth quarter revenues would likely have been higher absent extreme weather conditions in several of our key markets. We are continuing to develop a solid reputation in the oilfield services sector and have become a preferred service provider to some of the fastest growing energy companies operating in North America. We are optimistic about ESG’s outlook as U.S. onshore production activity continues to improve, and we expect to be able to report strong quarterly comparisons to prior year results beginning in the first quarter of 2017 and throughout the coming year.”

FOURTH QUARTER CONSOLIDATED RESULTS

For the three months ended January 31, 2017, revenues of $382.0 million increased 6.6 percent, as compared to the same period in the prior year. The consolidated results reflect a $32.3 million increase in ASG revenues, partially offset by a $8.5 million decline in ESG revenues. Operating earnings increased $34.3 million to $36.5 million. Operating earnings were negatively impacted by approximately $1 million of costs and expenses associated with the recent Herndon acquisition. Adjusted Net Earnings and Adjusted Net Earnings per diluted share were $27.6 million and $0.53 per diluted share.

We have presented Adjusted Net Earnings and Adjusted Net Earnings per diluted share to reflect net earnings before amortization and non-cash compensation expense, and to include the tax benefit from the amortization of tax-deductible goodwill (“Adjusted Net Earnings” and “Adjusted Net Earnings per diluted share”). See “Reconciliation of Non-GAAP Financial Measures.”

FOURTH QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings (loss), presented on a GAAP basis, for the three month period ended January 31, 2017 ($ in millions):

REVENUES

THREE MONTHS ENDED

Segment	January 31, 2017	January 31, 2016	% Change
Aerospace Solutions Group	$338.4	$306.1	10.6%
Energy Services Group	43.6	52.1	(16.3)%
Total	$382.0	$358.2	6.6%

GAAP OPERATING EARNINGS (LOSS)

THREE MONTHS ENDED

Segment	January 31, 2017	January 31, 2016	% Change
Aerospace Solutions Group	$55.3	$43.9	26.0%
Energy Services Group	(18.8)	(41.7)	54.9%
Total	$36.5	$2.2	1,559.1%

For the three months ended January 31, 2017, ASG revenues of $338.4 million increased 10.6 percent compared to the same period in the prior year. Revenues from our commercial aerospace manufacturing customers increased modestly reflecting market share gains, while consolidated ASG aftermarket revenues were up approximately 18 percent, primarily due to the contribution of the military aftermarket portion of revenues from the recent Herndon acquisition, and increased aircraft maintenance activity. ASG operating earnings of $55.3 million and operating margin of 16.3 percent improved by $11.4 million or approximately 200 basis points, as compared to the same period in the prior year, which included spin-off related costs. The current quarter operating results include approximately $1 million of Herndon integration related costs and expenses.

For the three months ended January 31, 2017, ESG revenues of $43.6 million declined by $8.5 million or 16.3 percent, as compared to the prior year, while operating loss decreased $22.9 million or 54.9 percent to $(18.8) million. On a sequential quarterly basis, revenues increased by $3.4 million or 8.5 percent. Importantly, cash burn rate (defined as EBITDA before non-cash compensation expense less capital expenditures), improved by $38.2 million or 78.3 percent to $(10.6) million as compared with the fourth quarter of the prior year, reflecting the significant cost reductions implemented during the past year, together with the nascent turnaround in the oilfield services sector.

YEAR ENDED JANUARY 31, 2017

On a GAAP basis, for the year ended January 31, 2017, revenues of $1.5 billion decreased $36.8 million or 2.3 percent, operating earnings of $139.2 million increased $676.0 million, and net earnings of $54.6 million and net earnings per diluted share of $1.05 increased $440.4 million and $8.44 per diluted share, respectively, as compared to the year ended January 31, 2016.

For the year ended January 31, 2016, the Company’s results included a non-cash, pre-tax impairment charge of $640.2 million, or $(7.71) per share associated with its Energy Services Group. For comparability purposes, the following information provided for the prior year ended January 31, 2016 is presented to exclude this charge unless otherwise indicated. For more information, see “Reconciliation of Non-GAAP Financial Measures.”

•                  Consolidated operating earnings of $139.2 million increased $35.8 million or 34.6 percent

•                  Adjusted Net Earnings and Adjusted Net Earnings per diluted share, were $103.2 million and $1.98 per diluted share, respectively, representing increases of 57.3 percent and 57.1 percent, respectively

•                  Free cash flow of $115.4 million was 211.4 percent of net earnings and 111.8 percent of Adjusted Net Earnings

FULL YEAR CONSOLIDATED RESULTS

For the year ended January 31, 2017, revenues of $1.5 billion decreased $36.8 million, or 2.3 percent, as compared to the same period in the prior year. The consolidated results reflect a 4.9 percent or $64.9 million increase in ASG revenues, offset by a $101.7 million decline in ESG revenues. Operating earnings increased $35.8 million or 34.6 percent to $139.2 million. The aforementioned results reflect approximately $6 million of Herndon integration related costs and expenses.

Full year 2016 Adjusted Net Earnings and Adjusted Net Earnings per diluted share were $103.2 million and $1.98 per diluted share, representing increases of 57.3 percent and 57.1 percent,

respectively. Free cash flow was $115.4 million or 211.4 percent of net earnings and 111.8 percent of Adjusted Net Earnings.

Mr. Khoury noted, “Our ASG segment generated a 4.9 percent increase in revenues for the year ended January 31, 2017, as compared with the prior year period.  On a comparative basis with the prior year, ASG revenues in the first half of 2016 were negatively impacted by headwinds from our legacy military manufacturing customers and lower production levels at a number of our commercial aerospace manufacturing customers. ASG revenues in the third and fourth quarters of 2016 reflect the inclusion of Herndon, an increase in revenues in support of our commercial aerospace manufacturing customers, driven by market share gains, and an improvement in aftermarket demand due to an increase in aircraft maintenance activity.”

Mr. Khoury concluded, “We believe demand for oilfield services troughed in the first half of 2016 and has begun to trend up. We are encouraged by the sequential improvement in revenues, which began in the third quarter of 2016. In spite of challenging industry conditions, our ongoing focus on reducing costs and rightsizing our business has enabled ESG to substantially reduce sequential quarterly operating losses over the course of the year. As a result, our fourth quarter cash burn rate of $(10.6) million improved by 78.3 percent or $38.2 million, as compared to the comparable period in the prior year, and our full year cash burn rate came in at $(72.0) million, an $85.1 million improvement as compared to the prior full year period.”

FULL YEAR SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings (loss), presented on a GAAP basis, as well as exclusive of the 2015 non-cash impairment charge ($ in millions):

REVENUES

YEAR ENDED

Segment	January 31, 2017	January 31, 2016	% Change
Aerospace Solutions Group	$1,377.4	$1,312.5	4.9%
Energy Services Group	153.2	254.9	(39.9)%
Total	$1,530.6	$1,567.4	(2.3)%

GAAP OPERATING EARNINGS (LOSS)

YEAR ENDED

Segment	January 31, 2017 (1)	January 31, 2016	% Change
Aerospace Solutions Group	$230.2	$211.6	8.8%
Energy Services Group	(91.0)	(748.4)	87.8%
Total	$139.2	$(536.8)	nm

OPERATING EARNINGS (LOSS)(2)

YEAR ENDED

Segment	January 31, 2017 (1)	January 31, 2016 (2)	% Change
Aerospace Solutions Group	$230.2	$211.6	8.8%
Energy Services Group	(91.0)	(108.2)	15.9%
Total	$139.2	$103.4	34.6%

(1) Includes Herndon acquisition and integration related expenses

(2) Excludes ESG impairment charge

For the year ended January 31, 2017, ASG revenues of $1.4 billion increased 4.9 percent, driven principally by the contribution of Herndon’s military aftermarket business and increased aircraft maintenance activity. Operating earnings improved by 8.8 percent to $230.2 million.

For the year ended January 31, 2017, ESG revenues of $153.2 million declined $101.7 million or 39.9 percent as compared to the prior year, while operating loss improved by $17.2 million or 15.9 percent. The improvement in operating results reflects the intensive effort to consolidate facilities and align headcount with demand.

LIQUIDITY

For the year ended January 31, 2017, the Company generated free cash flow of $115.4 million or approximately 211 percent of net earnings and approximately 112 percent of Adjusted Net Earnings. As of January 31, 2017, cash on hand was approximately $277 million. Total long-term debt of $1.2 billion less cash, resulted in net debt of approximately $923 million, and the

Company’s net debt to net capital ratio was approximately 29 percent. There were no borrowings outstanding under the Company’s $750.0 million credit facility. During the quarter, KLX repurchased approximately $30 million of its common shares. Total share repurchases for fiscal year 2016 were approximately $40.5 million at an average price of $41.20 per share.

OUTLOOK

The Company is increasing its 2017 guidance to reflect strong 2016 bookings and market share gains within its ASG segment, and other positive trends at KLX.

2017 guidance is as follows:

•                              2017 revenues are expected to increase approximately 10 percent

•                              Operating earnings are expected to increase approximately 45 percent

•                              2017 earnings, before income taxes, are expected to more than double

•                              Adjusted Net Earnings are expected to increase approximately 40 percent

•                              Free cash flow conversion ratio is expected to be approximately 230 percent of net earnings and 125 percent of Adjusted Net Earnings

•                              ASG revenues are expected to increase by a mid-single digit percentage, reflecting slower growth in the first half of the year, followed by an acceleration in growth in the second half of the year, as new programs and market share gains begin to materially contribute to ASG’s growth rate

•                              ESG revenues are expected to increase approximately 30 percent

•                              ESG EBITDA is expected to reach breakeven on a quarterly basis in the third or fourth quarter of 2017

This release includes “Adjusted Net Earnings” and “Adjusted Net Earnings per Diluted Share” to reflect net earnings before amortization, non-cash compensation expense, and to include the tax benefit from the amortization of tax deductible goodwill. This release includes “free cash flow” and “ESG EBITDA” in each case excluding depreciation and amortization and non-cash compensation expense. Each of the aforementioned metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which include its Annual Report on Form 10-K and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About KLX Inc.

KLX Inc., through its two operating segments, provides mission critical products and complex logistical solutions to support its customers’ high value assets. KLX serves its customers in demanding environments that face high cost of downtime and require dependable, high quality just-in-time customer support. The Aerospace Solutions Group is a leading distributor and value added service provider of aerospace fasteners and consumables offering the broadest range of aerospace hardware and consumables and inventory management services worldwide. The Energy Services Group provides vital services and products to the oil and gas industry on an episodic, 24/7 basis. For more information, visit the KLX website at www.klx.com.

KLX INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (UNAUDITED)

(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		YEAR ENDED
	January 31, 2017	January 31, 2016	January 31, 2017	January 31, 2016

Revenues	$382.0	$358.2	$1,530.6	$1,567.4
Cost of sales	289.6	284.1	1,153.6	1,202.4
Selling, general and administrative	55.9	71.9	237.8	261.6
Asset impairment	—	—	—	640.2

Operating earnings (loss)	36.5	2.2	139.2	(536.8)

Interest expense	19.0	19.1	75.8	77.3

Earnings (loss) before income taxes	17.5	(16.9)	63.4	(614.1)

Income tax (benefit) expense	(1.5)	(6.6)	8.8	(228.3)

Net earnings (loss)	$19.0	$(10.3)	$54.6	$(385.8)

Net earnings (loss) per common share:
Basic	$0.37	$(0.20)	$1.05	$(7.39)
Diluted	$0.36	$(0.20)	$1.05	$(7.39)

Weighted average common shares:
Basic	51.6	52.3	51.8	52.2
Diluted	52.2	52.3	52.2	52.2

KLX INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Millions)

	January 31,	January 31,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$277.3	$427.8
Accounts receivable	297.8	259.6
Inventories	1,354.0	1,295.3
Other current assets	40.4	40.1
Total current assets	1,969.5	2,022.8
Long-term assets	1,735.2	1,668.2
	$3,704.7	$3,691.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$257.1	$261.2
Total long-term liabilities	1,220.1	1,227.3
Total stockholders’ equity	2,227.5	2,202.5
	$3,704.7	$3,691.0

KLX INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In Millions)

	YEAR ENDED
	January 31, 2017	January 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$54.6	$(385.8)
Adjustments to reconcile net earnings (loss) to net cash flows provided by operating activities:
Depreciation and amortization	66.9	75.0
Deferred income taxes	9.7	(229.3)
Asset impairment	—	640.2
Non-cash compensation	20.2	15.8
Amortization of deferred financing fees	4.3	2.3
Tax impact from prior sales of restricted stock	—	0.2
Provision for doubtful accounts	2.2	3.3
Loss on disposal of property, equipment and other, net	5.2	2.9
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(28.6)	40.3
Inventories	43.2	25.7
Other current and non-current assets	(5.5)	4.4
Accounts payable	11.1	3.4
Other current and non-current liabilities	(30.4)	18.8
Net cash flows provided by operating activities	152.9	217.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(37.5)	(130.5)
Acquisitions, net of cash acquired	(220.8)	(4.3)
Net cash flows used in investing activities	(258.3)	(134.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(44.9)	(9.5)
Cash proceeds from stock issuance	1.5	1.5
Tax impact from prior sales of restricted stock	—	(0.2)
Deferred acquisition payments	—	(90.9)
Net cash flows used in financing activities	(43.4)	(99.1)

Effect of foreign exchange rate changes on cash and cash equivalents	(1.7)	(2.7)

Net decrease in cash and cash equivalents	(150.5)	(19.4)
Cash and cash equivalents, beginning of period	427.8	447.2
Cash and cash equivalents, end of period	$277.3	$427.8

KLX INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes “adjusted net earnings” and “adjusted net earnings per diluted share” to reflect net earnings before amortization, non-cash compensation expense, and to include the tax benefit from the amortization of tax deductible goodwill. This release also includes “free cash flow,” which is defined as net cash flows from operating activities less capital expenditures, which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company uses the above described adjusted measures to evaluate and assess the operational strength and performance of the business and of particular segments of the business. The Company believes these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the Company’s actual operating performance unaffected by the impact of the costs as defined.  These financial measures should not be viewed as a substitute for, or superior to, operating earnings or net earnings (each as defined under GAAP), the most directly comparable GAAP measures, as a measure of the Company’s operating performance.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

KLX INC.

RECONCILIATION OF NET EARNINGS (LOSS) PER DILUTED SHARE

TO ADJUSTED NET EARNINGS (LOSS) PER DILUTED SHARE

(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		YEAR ENDED
	January 31, 2017	January 31, 2016	January 31, 2017	January 31, 2016
Net earnings (loss)	$19.0	$(10.3)	$54.6	$(385.8)
Amortization expense	4.9	4.6	19.6	23.7
Non-cash compensation	5.5	4.9	20.2	15.8
Income taxes (benefit)	(1.5)	(6.6)	8.8	(228.3)
Asset impairment	—	—	—	640.2
Adjusted earnings (loss) before tax expense	27.9	(7.4)	103.2	65.6
Income taxes at normalized rate *	3.9	(2.8)	14.3	24.4
Less: impact of goodwill deduction *	3.6	—	14.3	24.4
Adjusted income taxes	0.3	(2.8)	—	—
Adjusted net earnings (loss)	$27.6	$(4.6)	$103.2	$65.6
Adjusted net earnings (loss) per diluted share	$0.53	$(0.09)	$1.98	$1.26

Diluted weighted average shares	52.2	52.3	52.2	52.2

* For purposes of this calculation, tax benefit of goodwill deduction is limited to income taxes at the normalized rate.

KLX INC.

RECONCILIATION OF CONSOLIDATED OPERATING EARNINGS (LOSS)

TO ADJUSTED OPERATING EARNINGS

(In Millions)

	THREE MONTHS ENDED		YEAR ENDED
	January 31, 2017	January 31, 2016	January 31, 2017	January 31, 2016
Operating earnings (loss)	$36.5	$2.2	$139.2	$(536.8)
Asset impairment	—	—	—	640.2
Adjusted operating earnings	$36.5	$2.2	$139.2	$103.4

RECONCILIATION OF ENERGY SERVICES GROUP OPERATING LOSS

TO ADJUSTED OPERATING LOSS

(In Millions)

	THREE MONTHS ENDED		YEAR ENDED
	January 31, 2017	January 31, 2016	January 31, 2017	January 31, 2016
ESG operating loss	$(18.8)	$(41.7)	$(91.0)	$(748.4)
Asset impairment	—	—	—	640.2
Adjusted ESG operating loss	$(18.8)	$(41.7)	$(91.0)	$(108.2)

RECONCILIATION OF NET CASH FLOW PROVIDED BY

OPERATING ACTIVITIES TO FREE CASH FLOW

(In Millions)

	THREE MONTHS ENDED		YEAR ENDED
	January 31, 2017	January 31, 2016	January 31, 2017	January 31, 2016
Net cash flow provided by operating activities	$13.8	$19.7	$152.9	$217.2
Capital expenditures	(3.6)	(24.1)	(37.5)	(130.5)
Free cash flow	$10.2	$(4.4)	$115.4	$86.7

ENERGY SERVICES GROUP

RECONCILIATION OF OPERATING LOSS

TO CASH BURN RATE

(In Millions)

	THREE MONTHS ENDED		YEAR ENDED
	January 31, 2017	January 31, 2016	January 31, 2017	January 31, 2016
Operating loss	$(18.8)	$(41.7)	$(91.0)	$(748.4)
Asset impairment	—	—	—	640.2
Adjusted operating loss	(18.8)	(41.7)	(91.0)	(108.2)
Depreciation and amortization	8.7	8.2	36.5	46.9
Non-cash compensation	2.5	1.8	9.0	4.3
Adjusted EBITDA (loss)	(7.6)	(31.7)	(45.5)	(57.0)
Capital expenditures	(3.0)	(17.1)	(26.5)	(100.1)
Cash burn rate	$(10.6)	$(48.8)	$(72.0)	$(157.1)

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